UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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HEARTLAND PAYMENT SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NJ  08542

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2011

The Board of Directors of Heartland Payment Systems, Inc. (the “Company”) hereby gives notice that the 2011 Annual Meeting of Stockholders will be held at the Princeton Library, 65 Witherspoon Street, Princeton, New Jersey 08542, on Friday, May 13, 2011 at 10:00 a.m. (local time), for the following purposes:

1.
To elect seven (7) Directors, nominated by the Board of Directors, to the Company’s Board of Directors for terms expiring at the 2012 Annual Meeting and until their successors are duly elected and qualified as provided in the Company’s Bylaws;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To approve, by a non-binding advisory vote, our executive compensation;
4.	To recommend, by a non-binding advisory vote, the frequency of advisory votes on our executive compensation; and
5.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Proposal Number One relates solely to the election of seven (7) Directors nominated by the Board of Directors and does not include any other matters relating to the election of Directors, including without limitation, the election of Directors nominated by any stockholder of the Company.

This notice of meeting, the Company’s Proxy Statement and the accompanying proxy card, and the Company’s Annual Report, including the Company’s Form 10-K for the fiscal year ended December 31, 2010, were first mailed on or about April 22, 2011. Stockholders of record at the close of business on March 25, 2011 are entitled to notice of and vote at the meeting and any adjournments or postponements thereof.  If you attend the meeting you may vote in person if you wish, even though you have previously returned your proxy.

You are entitled to attend the Annual Meeting in person only if you were a stockholder of the Company as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting.  You should be prepared to present photo identification for admittance.  If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

By Order of the Board of Directors

/s/ Charles H.N. Kallenbach

Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Secretary

Princeton, New Jersey
Date:  April 22, 2011

IMPORTANT:  YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.  THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NJ  08542

PROXY STATEMENT
2011 Annual Meeting of Stockholders
To Be Held On May 13, 2011

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation by the Board of Directors of Heartland Payment Systems, Inc., a Delaware corporation (the “Company”), of proxies for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Friday, May 13, 2011, at 10:00 a.m., Eastern Time, at the Princeton Library, 65 Witherspoon Street, Princeton, New Jersey 08542, and at any adjournments thereof.  This Proxy Statement and the enclosed proxy card and the Company’s Annual Report to Stockholders, including the Company’s Form 10-K for the fiscal year ended December 31, 2010, are first being sent to stockholders on or about April 22, 2011.

Voting Securities.  The close of business on March 25, 2011 has been selected as the record date (the “Record Date”) for determining the holders of outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), entitled to receive notice of and vote at the Annual Meeting.  On the Record Date, there were approximately 38,501,063 shares of Common Stock outstanding and approximately 26 holders of record.  Each holder of record is entitled to one (1) vote at the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date.  No other class of securities will be entitled to vote at the Annual Meeting.  Stockholders have no cumulative voting rights.

Quorum.  The presence in person or by properly executed proxy of the record holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum at the Annual Meeting.  Shares that are voted “FOR, AGAINST, ABSTAIN” or “WITHHOLD” on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum.

Vote Required.  Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, as each is in effect on the date hereof, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of Directors.  A properly executed proxy marked “Withhold Authority” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.  For each other proposal to be considered at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the item will be required for approval.

Abstentions.  Under the Company’s Bylaws and applicable Delaware law, abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for transacting business and (ii) the total number of shares present in person or represented by proxy and entitled to vote on a proposal.  A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.  Accordingly, for any matter other than the election of Directors an abstention will have the same effect as a vote against the proposal.

Broker Non-Votes.  “Broker non-votes” (i.e., shares held by a broker, bank, trustee or nominee which are represented at the meeting, but with respect to which the broker, bank, trustee or nominee is not empowered to vote on a particular non-routine proposal) will be counted in determining whether a quorum is present.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal.  Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting.  Under New York Stock Exchange rules, beneficial owners of shares held in street name who do not provide the broker, bank, trustee or nominee that holds such shares with specific voting instructions empower the broker, bank, trustee or nominee to have discretion to vote such shares on Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), but not with respect to Proposal 1 (Election of Directors), Proposals 3 and 4 (matters relating to executive compensation)  or any Stockholder Proposals, in which case, such shares will be counted as a “broker non-vote” on those proposals.

Voting of Proxies.  All shares represented by a valid proxy card received prior to the Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.  If no choice is indicated on the proxy card, the shares will be voted FOR all nominees and FOR all other proposals described herein.

A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to our Corporate Secretary at the address given above, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

The Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting.  If, however, other matters are properly presented, the persons named in the proxy card that accompanies this Proxy Statement will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

Seven (7) individuals, all of whom are presently members of our Board of Directors, have been nominated for election as our Directors for terms expiring at our 2012 Annual Meeting and until their respective successors are elected and qualified.  The persons named in the proxy card that accompanies this Proxy Statement, who have been designated by our Board of Directors, intend, unless otherwise instructed on the proxy card, to vote for the election to the Board of Directors of the persons named below.  If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board of Directors.  The Board of Directors has no reason to believe any of the persons named will be unable to serve if elected.

Vote Required

If a quorum is present, the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter is required for approval of Proposal No. 1.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR the nominees listed below.

Information Concerning Directors and Nominees

Information regarding each nominee for Director is set forth in the following table:

Name	Age	Director Since	Position	Term Expires at the Annual Meeting Held In The Year
Robert O. Carr	65	2000	Chairman and Chief Executive Officer	2012
Mitchell L. Hollin	48	2001	Director	2012
Robert H. Niehaus	55	2001	Director	2012
Marc J. Ostro, Ph.D.	61	2002	Director	2012
Jonathan J. Palmer	68	2003	Director	2012
George F. Raymond	74	2004	Director	2012
Richard W. Vague	55	2007	Director	2012

Our policy is not to discriminate on the basis of race, gender or ethnicity and our Board of Directors is supportive of any qualified candidate who would also provide our Board with more diversity; however, we have no formal policy regarding Board diversity. Our Nominating Committee and Board of Directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Our Nominating Committee’s and Board of Directors’ priority in selecting Board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our business strategy. The biographical information presented below includes certain qualifications, attributes, skills and other information with respect to the seven directors currently serving on our Board of Directors that caused our Nominating Committee and Board of Directors to determine that the person should serve as one of our directors:

Robert O. Carr, age 65, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000.  Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective.  Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997.  Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years.  Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois.  Because of Mr. Carr’s deep knowledge of our business and industry as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing us, we believe that he is an invaluable member of our Board of Directors.

Mitchell L. Hollin, age 48, has served as one of our Directors since October 2001 and as our lead director since January 2011.  Mr. Hollin is a Partner of LLR Capital, L.P., which is the general partner of LLR Equity Partners, L.P., an independent private equity firm, which he joined in August 2000.  From 1994 until joining LLR Capital, L.P., Mr. Hollin was a founder and Managing Director of Advanta Partners LP, a private equity firm affiliated with Advanta Corporation.  Prior to his involvement with Advanta Partners LP, Mr. Hollin was a Vice President at Cedar Point Partners LP, a middle market buyout firm and before that an Associate at Patricof & Co. Ventures, Inc., an international venture capital firm. Mr. Hollin is a member of the board of directors of various private companies.  Mr. Hollin received a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania.  We believe Mr. Hollin’s 20 plus years of private equity investment experience with industry expertise in financial services, information technology and outsourced business services as well as his service as a director of numerous companies provides our Board of Directors with insight into the strategic and operational issues that our Company faces.

Robert H. Niehaus, age 55, has served as one of our Directors since October 2001.  Mr. Niehaus is the Chairman and founder of GCP Capital Partners, the successor to Greenhill Capital Partners, the merchant banking business of Greenhill & Co., Inc. (NYSE: GHL).  Mr. Niehaus also serves as a Senior Advisor of Greenhill & Co.  Prior to year end 2010, Mr. Niehaus served as the Chairman and a Senior Member of Greenhill Capital Partners, which he formed upon his arrival in January 2000.  Mr. Niehaus served as a member of Greenhill & Co.’s Management Committee from its formation in January 2004 until December 2010.  Prior to joining Greenhill & Co., Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the merchant banking department from 1990 to 1999.  Mr. Niehaus was vice chairman and a director of the Morgan Stanley Leveraged Equity Fund II, L.P., a private equity investment fund, from 1992 to 1999, and was Vice Chairman and a Director of Morgan Stanley Capital Partners III, L.P., a private equity fund, from 1994 to 1999.  Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998.  Mr. Niehaus currently serves as the Chairman of the Board of Directors of Iridium Communications Inc., a mobile satellite company and the director of various private companies.  Mr. Niehaus previously served as a director of the following publicly held companies: American Italian Pasta Company from 1992 to January 2008, Crusader Energy Group Inc. from July 2008 to July 2009, EXCO Resources Inc. from November 2004 to June 2009, Global Signal, Inc. from October 2002 until its merger with Crown Castle International Corp., or Crown Castle, in January 2007, and Crown Castle from January 2007 to July 2007.  Mr. Niehaus received a B.A. in International Affairs from the Woodrow Wilson School at Princeton University and an M.B.A. from the Harvard Business School.  Mr. Niehaus has substantial experience in investment banking and financial services, and has served as a director of numerous companies.  He is familiar with and has designed complex capital structures.

Marc J. Ostro, Ph.D., age 61, has served as one of our Directors since October 2002.  Since February 17, 2006, Dr. Ostro has served as a General Partner in Devon Park Bioventures, a venture capital fund targeting investments in therapeutics companies and, in certain cases, medical device, diagnostic and drug discovery technology companies.  Previously, from January 2002 to February 2006, Dr. Ostro was a partner at TL Ventures, L.P., a Pennsylvania-based venture capital firm. Immediately prior to that, Dr. Ostro was a private consultant to the biotechnology industry since May 2000.  From November 1997 to May 2000, he was Senior Managing Director and Group Leader for KPMG Life Science Corporate Finance (Mergers and Acquisitions).  In 1981, Dr. Ostro co-founded The Liposome Company, a biotechnology company.  Dr. Ostro received a B.S. in Biology from Lehigh University, a Ph.D. in Biochemistry from Syracuse University, and was a Postdoctoral Fellow and Assistant Professor at the University of Illinois Medical School.  Dr. Ostro brings to the Board significant experience with complex capital structures and related issues and with assisting companies with strategic allocation of capital resources.

Jonathan J. Palmer, age 68, has served as one of our Directors since November 2003.  Since May 2006, Mr. Palmer has served as President and CEO of PA Liberty Holdings, an investment company.  From November 2005 until September 2010, Mr. Palmer served as President and Chief Executive Officer of FSV Payment Systems, a leading prepaid debit issuer and processor.  From 1999 to October 2003, Mr. Palmer served as President and Chief Executive Officer of Vital Processing Services.  From 1996 to 1999, he served as President and CEO of Wellspring Resources, an outsourced benefits administrator.  From 1990 to 1996, Mr. Palmer was the Chief Retail Banking and Technology Executive at Barnett Banks, where he created Barnett Technologies, an outsourced services firm offering a wide range of back office functions for banks.  Prior to joining Barnett Banks, he was an Executive Vice President with Shearson Lehman Brothers, and held a number of roles at Fidelity Bank in Philadelphia, succeeding to Vice Chairman in the late 1980s.  Mr. Palmer received a B.S. in Applied Mathematics from LaSalle University, and an M.B.A. from the Wharton School of the University of Pennsylvania.  Mr. Palmer brings to our Board substantial experience in our industry, having served as Chief Executive Officer of several companies in the payment processing industry.  Because of such experience, we believe that Mr. Palmer has a deep understanding of many of the strategic and operational issues we face and provides useful insight to our Board as we review our strategic initiatives.

George F. Raymond, age 74, has served as one of our Directors since March 2004.  Mr. Raymond has served as President of Buckland Corporation, a consulting company to the information technology industry, since 1989. Previously, Mr. Raymond was Chief Executive Officer of Automatic Business Centers, Inc., a payroll processing company he founded in 1972 and sold to Automatic Data Processing Corporation in 1989.  Mr. Raymond is a director of Analytical Graphics, Inc., a privately held software solutions provider, and NationsHealth, a health care provider.  Mr. Raymond previously served as a director of BMC Software, Inc., a publicly held company, from 1988 until 2009.  Mr. Raymond received a B.B.A. in Accounting from the University of Massachusetts and qualified as a C.P.A. in Pennsylvania.  Because of his extensive experience as a financial expert and as a consultant to the information technology industry, we believe that Mr. Raymond is able to provide valuable input regarding our financial affairs, as well as other matters; in particular, his prior career as an executive with payroll companies provides deep perspectives on our opportunities and challenges in Heartland Payroll Company.

Richard W. Vague, age 55, has served as one of our Directors since May 2007.  Since 2007, Mr. Vague has served as Chief Executive Officer and Co-Founder of Energy Plus, a Philadelphia-based, progressive, independent Energy Service Company (ESCO).  Immediately prior to that, Mr. Vague served as the Chief Executive Officer of Barclays Bank Delaware, a financial institution and credit card issuer, since December 2004.  Previously, Mr. Vague was Chief Executive Officer of Juniper Financial, a direct consumer credit card bank, since he co-founded that company in 2000; the company was sold to Barclays Bank Delaware in 2004.  From 1985 to 2000, Mr. Vague was the co-founder, Chairman and Chief Executive Officer of First USA.  He also served for a period as Chairman of Paymentech, the merchant processing subsidiary of First USA.  In 1997, Bank One acquired First USA.  Mr. Vague serves as a Director of FS Energy and Power Fund.  Mr. Vague received a B.S. in communication from the University of Texas at Austin.  Mr. Vague has served as a Chief Executive Officer and corporate Chairman in our industry for more than 20 years, which gives him an understanding of many of the strategic and operational issues we face.

There are no family relationships among any of the Company’s directors or executive officers.

Information Concerning the Board of Directors

Under our Certificate of Incorporation and Bylaws, the Board of Directors determines the number of directors on the Board.  We currently have seven (7) Directors. The Board of Directors held nine (9) meetings during the fiscal year ended December 31, 2010.  Each of our Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and relevant committees held during fiscal year 2010.

It is our policy to encourage directors to attend our annual meetings of stockholders.  Four of our Directors attended our 2010 annual meeting of stockholders.

The Board of Directors has determined that the following Directors are “independent” under current New York Stock Exchange (“NYSE”) rules: Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., Jonathan J. Palmer, George F. Raymond and Richard W. Vague.  To be considered independent our Directors must meet the bright-line independence standards under the listing standards of the NYSE, and the Board of Directors must affirmatively determine that the Director otherwise has no material relationship with us, directly, or as an officer, shareowner or partner of an organization that has a relationship with us.

Robert O. Carr serves as Chairman at meetings of the Board of Directors.  The Chairman of our Nominating and Corporate Governance Committee, Dr. Ostro, presided over executive sessions of our non-management Directors but Mr. Hollin, our lead director, will preside over future executive sessions of our non-management Directors.  During fiscal year 2010, four (4) executive sessions of our non-management Directors were held.  The Board of Directors has standing Audit, Compensation and Nominating/Corporate Governance Committees.

For additional information on our corporate governance, including the charters approved by the Board of Directors for the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines, please visit our investor relations website at www.heartlandpaymentsystems.com.  Printed copies of this information may be obtained by requesting copies from our Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

Board Leadership Structure and Board’s Role in Risk Oversight

Robert O. Carr has served as Chairman of the Board of Directors and Chief Executive Officer since our inception in June 2000.  The Board of Directors believes that Mr. Carr’s service as both Chairman of the Board of Directors and Chief Executive Officer is in our best interests and the best interests of our stockholders.  This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this Board leadership structure has been effective for us.  Mr. Carr possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us, and is thus best positioned to develop agendas that ensure that our Board’s time and attention are focused on the matters that are most critical to us.  We believe this eliminates the potential for duplication of efforts and inconsistent actions.  Additionally, having one person serve as both Chairman of the Board of Directors and Chief Executive Officer shows our employees, customers, stockholders and other constituencies that we are under strong and decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently.

While our Bylaws and Corporate Governance Guidelines do not require that our Chairman of the Board of Directors and Chief Executive Officer positions be filled by the same person, our Board of Directors believes that having Mr. Carr fill both positions is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance.  In addition, the Board of Directors believes the combined role of Chairman of the Board of Directors and Chief Executive Officer, together with an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Recognizing that it is important for the Board of Directors to be able to meet independently of management and for there to be independent oversight of management, in January 2011, the Board of Directors created the position of lead director. Mr. Hollin serves as lead director of the Board of Directors. The Board of Directors has determined that the lead director will perform the following functions to ensure that the independent directors play an active role in corporate governance.  The lead director is responsible for:  (a) presiding at all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present, including executive sessions of the independent directors;

(b) setting the agenda for and leading executive sessions of the independent directors (which are held on a regular basis); (b) briefing the Chief Executive Officer on issues arising in the executive sessions; (c) collaborating with the Chief Executive Officer in the setting of Board agendas; (d) seeking agenda items from other independent directors; (e) facilitating discussion among the independent directors on key issues and concerns outside of meetings of the Board of Directors, (f) serving as a non-exclusive conduit to the Chief Executive Officer of views, concerns, and issues of the independent directors; (g), calling meetings of the independent directors, and (h) suggesting that the Chairman of the Board call full Board meetings when appropriate.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its Committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through the Audit Committee of the Board of Directors, as disclosed in the description of the Audit Committee below and in the charter of the Audit Committee, but our full Board of Directors has retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility through full reports by the Audit Committee chair regarding the Audit Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company, as our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.

Board Committees

Audit Committee.  Our Audit Committee is solely responsible for the appointment of and reviewing fee arrangements with our independent registered accounting firm, and approving any non-audit services by our independent registered accounting firm. (See the section entitled, “Principal Accountant Fees and Services” below).  Our Audit Committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent registered accounting firm.  Our Audit Committee reviews our major financial and information technology risk exposures with management. Our Audit Committee currently consists of Messrs. Palmer and Raymond and Dr. Ostro, each of whom is an independent director under current NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is chaired by Mr. Raymond.  We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements.  Our Board of Directors has determined that Mr. Raymond is an Audit Committee ‘‘financial expert’’ as defined in Item 407(d)(5) of Regulation S-K.  Our Audit Committee held six (6) meetings during fiscal 2010.

Compensation Committee. Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our named executive officers and Directors, evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives, administering our employee benefit plans and making recommendations to our Board of Directors regarding these matters, and administering our equity compensation plans.  Our Compensation Committee currently consists of Messrs. Hollin, Niehaus and Palmer, each of whom is an independent director under current NYSE rules.  Mr. Niehaus serves as chairman of our Compensation Committee.  Our Compensation Committee held five (5) meetings during fiscal 2010.

Our Chief Executive Officer conducts performance reviews of members of executive management and, except with respect to himself,  makes recommendations to the Compensation Committee on compensation, including wage increases, bonuses and equity grants, based on the Company’s overall performance and his assessment of the individual’s responsibilities and performance.  The Compensation Committee reviews these recommendations independently and approves, with any modifications it considers appropriate, the compensation for members of executive management, including our Chief Executive Officer.  For the fiscal year 2010, the Compensation Committee engaged the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”) to review our compensation structure as more fully described in the section entitled “Compensation Discussion and Analysis” below.  FW Cook does not provide any other services to us or our affiliates.

For additional disclosure on our compensation of our named executive officers see the section entitled “Compensation Discussion and Analysis” below.

Nominating/Corporate Governance Committee.  Our Nominating/Corporate Governance Committee makes recommendations to the Board of Directors concerning nominations to the Board, including nominations to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors).  The Nominating/Corporate Governance Committee will consider nominees for our Board of Directors nominated by stockholders upon submission in writing to our Corporate Secretary of the names of such nominees in accordance with our Bylaws.  This Committee is also charged with shaping corporate governance policies and codes of ethical and legal conduct, and monitoring compliance with such policies.  Our Nominating/Corporate Governance Committee currently consists of Mr. Raymond and Dr. Ostro, each of whom is an independent director under current NYSE rules. Dr. Ostro serves as chairman of our Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee did not hold any meetings during fiscal 2010 but did act by unanimous written consent once.

Communication with Directors

Stockholders who wish to communicate with the entire Board of Directors, the non-management Directors as a group or the Chairs of any of the Board committees may do so telephonically by calling Charles Kallenbach, our General Counsel, Chief Legal Officer and Corporate Secretary, at 609-683-3831, extension 2224 or by mail c/o Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, 2nd Floor, Princeton, New Jersey 08542.  Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.  In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as spam, job inquiries, business solicitations or product inquiries.  In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any Director upon request.

Our Board of Directors has also adopted policies designed to allow stockholders and other interested parties to communicate directly with our Directors. Any interested party that wishes to communicate directly with the Board or any Director or the non-management Directors as a group should send communications in writing to Chairman of the Audit Committee (currently George F. Raymond), c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.  The mailing envelope must contain a clear notation indicating that the enclosed letter is “Stockholder/Interested Party – Non-Management Director Communication,” “Stockholder/Interested Party – Board Communication,” “Stockholder/Interested Party – Audit Committee Communication” or “Stockholder/Interested Party – Director Communication,” as appropriate.  All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board, a committee of the Board or certain specified individual Directors.  Copies of all such letters will be circulated to the appropriate Director or Directors.  There is no screening process in respect of communications from stockholders or other interested parties which are sent in such manner.  Interested parties may also call Mr. Raymond with such concerns at (239) 948-9453 or (856) 235-8379.  The information for communicating with the Audit Committee and non-management Directors is also available in the Corporate Governance Guidelines which are located in the investor relations section of our website, www.heartlandpaymentsystems.com.

Director Compensation

In 2010, members of the Board of Directors who were not our employees received annualized retainers at the rate of $20,000.  Mr. Carr, as an employee of the Company, did not receive compensation for his service on the Board of Directors.  The chair of the Audit Committee, Mr. Raymond, received an additional annualized retainer at the rate of $15,000.  The chairs of our Compensation Committee and Nominating/Corporate Governance Committee, Mr. Niehaus and Dr. Ostro, respectively, each received an additional annualized retainer at the rate of $5,000. In addition, all members of the Board of Directors who were not our employees received $1,500 for each board meeting attended in person and $1,500 for each committee meeting attended in person.  Any new non-employee Director who has not been in our prior employ will receive an initial option to purchase 10,000 shares of our Common Stock on the date such individual joins the Board of Directors.  These options will vest over a period of two (2) years.  In addition, beginning after the third anniversary of the date a non-employee Director joins the Board, each such non-employee Director generally will receive an annual grant of a vested option to purchase 5,000 shares of our Common Stock in the fourth quarter of each calendar year.  However, in December 2010 we started the process of reviewing our non-employee Directors’ compensation and therefore only granted each non-employee Director a vested option to purchase 2,916 shares of our Common Stock for the period from May 2010 until December 2010 (which is 7/12 of 5,000 since the grants were made seven months into each non-employee Director’s twelve-month term).  See the section entitled, “Heartland Payment Systems, Inc. Amended and Restated 2008 Equity Incentive Plan” below.

Under these arrangements, we paid the members of the Board of Directors who are not our employees the following compensation during the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total Compensation ($)

Mitchell L. Hollin	$27,500	$15,834	$43,334
Robert H. Niehaus	$29,500	$15,834	$45,334
Marc J. Ostro, Ph.D.	$32,500	$15,834	$48,334
Jonathan J. Palmer	$27,500	$15,834	$43,334
George F. Raymond	$36,000	$15,834	$51,834
Richard W. Vague	$27,500	$15,834	$43,334

(1)	Amounts represent the aggregate fair value of stock options granted in 2010 as determined under FASB ASC Topic 718.

Options Granted to Directors in 2010

Name	Number of Securities Underlying Options Granted (#)	Exercise Price	Grant Date	Expiration Date	Grant Date Fair Value of Stock and Option Awards (1)

Mitchell L. Hollin	2,916	$ 16.40	12/10/2010	12/10/2015	$15,834(2)
Robert H. Niehaus	2,916	$ 16.40	12/10/2010	12/10/2015	$15,834(2)
Marc J. Ostro, Ph.D.	2,916	$ 16.40	12/10/2010	12/10/2015	$15,834(2)
Jonathan J. Palmer	2,916	$ 16.40	12/10/2010	12/10/2015	$15,834(2)
George F. Raymond	2,916	$ 16.40	12/10/2010	12/10/2015	$15,834(2)
Richard W. Vague	2,916	$ 16.40	12/10/2010	12/10/2015	$15,834(2)

(1)
Amount represents the total grant date fair value of stock options granted in 2010 as determined under FASB ASC Topic 718.  Under ASC 718, we estimate the grant date fair value of the stock options we issue using a Black-Scholes valuation model for “plain-vanilla” stock options and performance-based stock options, and we use a lattice valuation model to measure grant date fair value for stock options containing market vesting conditions. Our assumption for expected volatility is based on our historical volatility for those option grants whose expected life fall within a period we have sufficient historical volatility data related to market trading of our own Common Stock. For those option grants whose expected life is longer than we have sufficient historical volatility data related to market trading of our own Common Stock, we determine an expected volatility assumption by referencing the average volatility experienced by a group of our public company peers.  For plain-vanilla stock options, we estimate the expected life of a stock option based on the simplified method as provided by the staff of the SEC in ASC 718-10-S99. The simplified method is used because, at this point, we do not have sufficient historical information to develop reasonable expectations about future exercise patterns.  For the performance-based options, the expected life is estimated based on the average of three possible performance condition outcomes.  Our dividend yield assumption is based on dividends expected to be paid over the expected life of the stock option. Our risk-free interest rate assumption for stock options granted is determined by using U.S. treasury rates of the same period as the expected option term of each stock option.

(2)	The fair value of options granted shown below was estimated at the grant date using the following weighted average assumptions:

Fair Value of Each Option	$5.43
Expected volatility	54%
Expected life	2.50 years
Expected dividends	0.40%
Risk-free interest rate	0.835%

Director Options Outstanding at December 31, 2010

Number of Stock Options
Name	Outstanding

Mitchell L. Hollin	27,916
Robert H. Niehaus	27,916
Marc J. Ostro, Ph.D.	47,916
Jonathan J. Palmer	27,916
George F. Raymond	27,916
Richard W. Vague	27,916

Director Nomination

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board, the Nominating/Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that: at least a majority of the Directors are independent under the rules of the SEC and the NYSE, members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of the NYSE and at least one (1) of member of our Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC.  Nominees for Director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties.  For more information on the qualifications, attributes, skills and other biographical information of each of our nominees for Director, see “Information Concerning Directors and Nominees” above.

Stockholder Nominees.  The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for Director.  Any such nominations should be submitted to the Nominating/Corporate Governance Committee c/o our Corporate Secretary and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2011 Annual Meeting.”  No director nominations were submitted by stockholders for the 2011 Annual Meeting.

Process for Identifying and Evaluating Nominees.  The Nominating/Corporate Governance Committee believes we are well served by our current Directors.  In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating/Corporate Governance Committee will recommend that the Board of Directors re-nominate incumbent Directors who continue to be qualified for Board service and are willing to continue as Directors.  If an incumbent Director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating/Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought.  Director candidates will be selected based on input from members of the Board, our senior management and, if the Nominating/Corporate Governance Committee deems appropriate, a third-party search firm.  The Nominating/Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references.  In addition, such candidates will be interviewed by at least one member of the Nominating/Corporate Governance Committee.  Candidates meriting serious consideration will meet with all members of the Board.  Based on this input, the Nominating/Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a Director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Since becoming a public company, we have never received a proposal from a stockholder to nominate a Director.  Although the Nominating/Corporate Governance Committee has not adopted a formal policy with respect to stockholder nominees, the Committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.  No formal policy regarding stockholder nominees has been implemented because there has never been a proposal from a qualifying stockholder to nominate a Director.

Board Nominees for the 2011 Annual Meeting.  Robert O. Carr, Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., Jonathan J. Palmer, George F. Raymond, and Richard W. Vague are the nominees listed in this Proxy Statement, and each such person is a current Director standing for re-election.

Vote Required

If a quorum is present, the affirmative vote of a plurality of the shares of Common Stock present or represented by valid proxies at the Annual Meeting and entitled to vote on the matter is required for the election of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTEFOR APPROVAL OF
ROBERT O. CARR, MITCHELL L. HOLLIN, ROBERT H. NIEHAUS, MARC J. OSTRO, PH.D., JONATHAN J. PALMER, GEORGE F. RAYMOND, AND RICHARD W. VAGUE FOR ELECTION TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to continue to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  We are asking our stockholders to ratify this appointment.  If ratification by the stockholders of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not obtained, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions from stockholders.  See – “Principal Accountant Fees and Services” for the aggregate audit fees, audit-related fees, tax fees and all other fees paid by us to Deloitte & Touche in 2009 and 2010, and our “Audit Committee Pre-Approval Policies.”

Vote Required

If a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by valid proxies at the Annual Meeting and entitled to vote on the matter is required for approval of Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2011

PROPOSAL NO. 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted legislation enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying narrative and tabular disclosure on pages 14 to 29.

Our executive compensation program is designed to attract, motivate, and retain our named executive officers, who can contribute to our success. We believe our incentive compensation encourages a balance between rewarding achievement of our short-term performance objectives while also focusing attention on investing for long-term growth, which will enhance long-term stockholder return. Please read the “Compensation Discussion and Analysis” beginning on page 14 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The say-on-pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or our board of directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.  If any stockholder wishes to communicate with the Board of Directors regarding executive compensation, the Board of Directors can be contacted using the procedures outlined in “Communications with Directors” set forth in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS APPROVE, BY A NON-BINDING ADISORY VOTE, OUR EXECUTIVE COMPENATION

PROPOSAL NO. 4:

ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

As described in Proposal 3 above, our stockholders are being provided the opportunity to cast an advisory vote on our Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”

This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often our Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meeting for which our Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

We believe that say-on-pay votes should be conducted every year because it provides the highest level of accountability and communication.  An annual vote allows stockholders to express their views on our executive compensation program and provide our Company with direct input on the executive compensation information presented on the proxy statement each year.

Our Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ON PROPOSAL NO. 4 TO HOLD SAY-ON-PAY VOTES EVERY YEAR (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS).

REPORT OF THE AUDIT COMMITTEE

The primary responsibilities of the Audit Committee are to oversee our financial reporting process on behalf of the Board of Directors, to review our financial statements, appoint, review and approve fee arrangements with our independent accountants, and to report the results of the Audit Committee’s activities to the Board of Directors.

Our management has the primary responsibility for the financial statements and financial reporting process, including the systems of internal control.  Our independent accountants, Deloitte & Touche LLP, are responsible for auditing those financial statements in accordance with generally accepted accounting principles and issuing a report thereon.  The Audit Committee has reviewed and discussed with management and the independent accountants our audited financial statements as of and for the year ended December 31, 2010.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.  In addition, the Audit Committee has considered the compatibility of non-audit services with the independent accountants’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:
George F. Raymond, Chairman
Marc J. Ostro, Ph.D.
Jonathan J. Palmer

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth information regarding our executive officers as of December 31, 2010.

Name	Age	Position
Robert O. Carr	65	Chairman of the Board and Chief Executive Officer
Robert H.B. Baldwin, Jr.	56	President and Chief Financial Officer
Charles H.N. Kallenbach	47	General Counsel, Chief Legal Officer and Secretary
Conan Lane	42	Chief of Operations
Steven M. Elefant	52	Chief Information Officer

Robert O. Carr, age 65, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000.  Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective.  Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997.  Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years.  Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois.

Robert H.B. Baldwin, Jr., age 56, has served as our Chief Financial Officer since our inception in October 2000 and has served as our President since October 2007. Mr. Baldwin had been Chief Financial Officer and Secretary of our predecessor, Heartland Payment Systems LLC, from May 2000 to October 2000.  From July 1998 to May 2000, Mr. Baldwin served as the Chief Financial Officer of COMFORCE Corp., a publicly-traded staffing company.  From 1985 through July 1998, Mr. Baldwin was a Managing Director in Smith Barney’s Financial Institutions advisory business and from 1980 to 1985, he was a Vice President with Citicorp.  Mr. Baldwin received a B.A. in History from Princeton University and an M.B.A. from Stanford University.

Charles H.N. Kallenbach, age 47, has served as our General Counsel and Chief Legal Officer since January 2, 2007 and our Secretary since January 17, 2007.  From February 2004 through December 2006, Mr. Kallenbach was senior Vice President, Legal and Regulatory and Secretary for SunCom Wireless Holdings Inc., an NYSE-listed wireless communications company that was acquired by T-Mobile.  From September 2001 to January 2004, Mr. Kallenbach was Vice President and General Counsel for Eureka Broadband Corporation.  From January 2000 to September 2001, he was Vice President, General Counsel and Secretary, as well as Vice President of Human Resources for 2nd Century Communications.  From April 1996 to January 2000, Mr. Kallenbach was Vice President Legal and Regulatory Affairs for e.spire Communications, Inc.  Prior to that, he practiced law with Jones Day and Swidler & Berlin from November 1990 to April 1996.  He also served as Legislative Assistant to United States Senator Arlen Specter from June 1985 to July 1987.  Mr. Kallenbach holds a Bachelor of Arts from the University of Pennsylvania and a Juris Doctor from the New York University School of Law.

Steven M. Elefant, age 52, has served as our Chief Information Officer since August 2009.  From January 2009 to August 2009, Mr. Elefant served as our executive director of end-to-end encryption focusing on developing point-of-sale products and executing our E3™ security platform that encrypts cardholder data from the point of swipe/entry at a merchant location through the payments processing network and to the card brands.  From November 2008 to January 2009, Mr. Elefant served as a consultant to us to bring our Software as a Service (SaaS) applications to our merchant base.  From January 2007 until February 2009, Mr. Elefant served as a Managing Director of Soaring Ventures, a venture capital and consulting firm.  From October 2005 until January 2007, Mr. Elefant served as a Venture Partner of Claremont Creek Ventures, a venture capital firm.  Mr. Elefant was the founder of several Silicon Valley startup and venture capital firms. He is co-founder and served as the chief executive officer from 1988 to 1996 and Chairman in 1997of ICVerify, Inc., a leader in payments processing integration of PC-based POS software. Mr. Elefant has been an active member of the U.S. Secret Service Electronic Crimes Task Force for more than six years, as well as the Federal Bureau of Investigation’s Infragard Electronic Crimes Task Force for the past five years.  Mr. Elefant received a Bachelor of Arts, Political Science from the University of California, Los Angeles (UCLA).

Conan Lane, age 42, has served as our Chief of Operations since January 2009 and is responsible for daily operations at our service centers and management of third-party relationships (including card brands, sponsor banks and third-party processors). Conan has additional responsibilities as a member of the corporate strategic initiatives team.  From August 2007 to January 2009, Mr. Lane served as our Executive Director of Operational Productivity.  Prior to joining Heartland, Conan was Chief Operations Manager at PNC Merchant Services in Pittsburgh, PA. He held several positions there between December 1998 and August 2007. Mr. Lane received a Bachelors of Business Administration from the University of Toledo.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides the principles and objectives underlying our executive compensation policies, the most significant factors relevant to an analysis of these policies, and information about the fiscal year 2010 compensation programs for our named executive officers.

 Compensation Objectives

The primary objective of our compensation program is to provide our named executive officers with strong incentives to drive our growth and profitability, while achieving a successful balance between near-term performance and our long-term success.  The Board of Directors and the Compensation Committee observe that while our stock price is not controllable by our management, an incentive structure that encourages superior short-term operating performance (relative to the industry, and our goals) while also focusing attention on investing for long-term growth is most likely to result in our stock outperforming the broad equity markets, such as the Dow Jones Industrial Average, the S&P 500, and similar companies in our industry over both the near- and long-term.  Ultimately, it is that outperformance of our stock (measured as the total return, inclusive of dividends) that is most important to our stockholders and the compensation objectives are thus intended to focus management on the long-term outcome.

The compensation program adopted by the Board of Directors and the Compensation Committee is designed to align individual compensation with our growth and profitability, our near-term performance relative to our industry, our long term success in creating stockholder value and the market for our executive talent.  This is done using a mix of “at risk” annual short-term incentive cash compensation, balanced by performance-based long-term equity incentives.

The factors we consider in setting executive compensation levels are:

1.	Performance (short-term and long-term results against our budgets and established performance objectives);

2.	Overall cost (relative to budget and our financial position);

3.	Relative internal value of positions;

4.	Retention factors;

5.	Regulatory guidelines (for example, Internal Revenue Code Section 162(m)); and

6.	Compensation data regarding an executive’s historical compensation compared to executives’ compensation at selected comparable companies.

Elements of Compensation

The elements of our compensation program include the following:

•	wages (salary);

•	annual incentive cash compensation;

•	stock incentive programs (stock options, Restricted Stock Units, etc.); and

•	severance arrangements.

We choose to pay each element for the following reasons:

•	Wages: Salary provides guaranteed cash compensation to secure the services of our executive talent and pay for their day-to-day role and skills running our Company.

•
Annual Incentive Cash Compensation:  Our named executive officers are eligible to receive annual incentive cash compensation in order to reward and incentivize our short-term financial and operating performance.  Such rewards may be unrelated to stock price performance for the applicable period (either absolute or relative), because the stock price performance on a short-term basis can diverge significantly from our actual financial and operating performance.

•
Stock Incentive Programs:  Providing named executive officers with the opportunity to create wealth through stock ownership is viewed as a powerful tool to attract and retain highly qualified executives, to make business decisions to benefit the long-term financial health of our Company, to achieve strong long-term stock price performance, and to help align our executives’ interests with our stockholders’ interests.

•
Severance:  Most of our named executive officers were provided with severance protection in consideration for delivering to us a non-competition/non-solicitation agreement.  We believe the severance protection enhances the enforceability of the non-competition/non-solicitation agreement.  The Board of Directors believes that such agreements serve to reduce the likelihood that competitors will seek to hire our named executive officers who have significant knowledge about our operations and short- and long-term strategies.  New named executive officers may be offered a severance protection to the extent that it is a necessary part of the employment offer, recognizing that the new executive is joining a team with members who have such protection.

•
Other Benefits:  Named executive officers do not participate in any retirement or pension plan other than our standard 401(k) plan because participation in the long-term appreciation in the value of our stock is expected to provide significant retirement value if we perform.  Named executive officers also participate in various medical, dental, life, and disability programs offered by us to employees at large.  We do not offer perquisites to our named executive officers because we do not consider them consistent with our pay for performance philosophy.

Determining Executive Compensation

It is the responsibility of the Compensation Committee to administer our compensation programs and practices to ensure that they are in line with our compensation objectives.  2010 was a challenging business environment for our Company due to the slow recovery from the global recession, and a continuation of the difficulties faced by our largely consumer-driven business in 2009.  The difficulties included challenges in signing new merchants during the year as well as contraction of same store sales in the first quarter of the year and slower than pre-recession growth in same store sales for the second through fourth quarters of the year.  Additionally, the processing system intrusion, which was discovered and publicly announced in early 2009, as well as the costs of defending our Company in various intrusion-related matters, negatively impacted our 2010 financial performance and raised numerous and significant challenges for our executive officers.  Our compensation decisions during the past two years were all determined against this backdrop of surprising and difficult business conditions, and, therefore, in many instances, represented a diversion from past years’ practices and expected ongoing compensation practices.  Through the course of the year, our named executive officers contributed substantially to the continued development of our end-to-end encryption technology, or E3, made significant strides in resolving claims and litigation associated with the intrusion (including entering into settlements on terms deemed acceptable and attractive to us with Visa, MasterCard and Discover), and introduced cost saving initiatives which improved our operating margin (which is measured as operating income divided by net revenue) at the end of the year.

For the fiscal year 2010, the Compensation Committee engaged the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc., or FW Cook, to review our compensation structure.  FW Cook reports to the Compensation Committee and does not perform any other work for the Board of Directors or our Company besides advising on executive compensation matters.  In light of the challenges that faced us resulting from the previously announced intrusion of our processing system, the slow recovery from the recession and prevailing market conditions, the Compensation Committee directed FW Cook to review and recommend changes to our compensation structure and philosophy in 2009, which changes were continued in 2010.  The results of this review and changes implemented at FW Cook’s recommendation are described throughout this Compensation Discussion and Analysis.  In summary, the primary change was to provide compensation using a balanced market-driven approach for a publicly traded company of our size, rather than the pre-2009 program that was a leveraged pre-IPO approach that employed below-market cash compensation offset by large equity holding and an irregular option grant schedule.

The Compensation Committee, with FW Cook, developed a peer group of companies, identifying other publicly-traded U.S.-based companies in the “Software and Services” S&P GICS group with revenue sizes between one-quarter and four times our revenues at the time they were chosen in 2009.  The goal of the peer group was to recognize industry and size using objective factors.  The peer group developed in 2009 was used again for fiscal year 2010 market comparisons, which focused on equity award levels, and was comprised of the following companies:

ACI Worldwide	Acxiom	Convergys

CSG Systems	Euronet Worldwide	Genpact

Global Cash Access	Global Payments	GSI Commerce

Jack Henry	Mantech International	Maximus

Micros Systems	Moneygram International	Sykes Enterprises

Total Systems Services	Verifone Holdings	Wright Express

While we do not directly tie our named executive officers’ compensation to the compensation of our peer executives, FW Cook’s comparisons and analysis served as a reference point both to examine compensation for 2010 and on which to base compensation figures and programs in 2010.  As noted above, FW Cook also reviewed and assisted us in balancing our compensation philosophy with respect to our executive officers in 2009, and the review was used in 2010.  As part of this comprehensive 2009 review, which we re-used for 2010 compensation decisions, FW Cook examined the overall compensation packages of each of our named executive officers in order to assist with identifying long-term incentive amounts and alternatives to motivate and retain each of our named executive officers.  A major reason for these recommendations was that the substantial decline in our stock price in late 2008 through mid 2009, due to macro-economic conditions and the processing system intrusion, had the effect of reducing and/or eliminating the value of our named executive officers’ pre-existing accumulated equity awards. The decisions made relative to the compensation strategy in 2009 were carried forward into 2010 because continuity is important after introducing a strategic shift.

Historically, the high value of existing equity ownership of our named executive officers was the primary reason that their cash compensation was set below the median of their counterparts of our peer group, but in consultation with FW Cook, we decided to change the compensation philosophy to a more balanced and market-driven approach during 2009.  This change required higher salaries and bonus opportunities due to pre-existing shortfalls.  Concurrent with this change in approach was a desire to provide sufficient equity awards to retain and incentivize the named executive officers, who were and are viewed as critical to our turnaround.  The Compensation Committee considered FW Cook’s suggestions for each of the named executive officers and (other than with respect to our Chief Executive Officer) discussed them with our Chief Executive Officer.  The 2009 recommendations for the Chief Executive Officer were developed by the Compensation Committee during executive sessions with FW Cook.  Following these changes to the compensation of our named executive officers resulting from these discussions in prior years, based on data prepared by FW Cook, our named executive officers’ total cash compensation, generally fell around the median, but no higher than the 75th percentile compared to executive officers of our peer group companies with similar job titles and/or job responsibilities.

Heartland Payment Systems				Peer Group
Executive	2010 Actual Wages	2010 Target Bonus	2010 Target Cash Compens- ation	Median Salary	Median Target Bonus	Target Cash Compen- sation
Robert O. Carr	$715,000	$715,000	$1,430,000	$646,000	100%	$1,254,000
Robert H.B. Baldwin, Jr.	$430,000	$215,000	$ 645,000	$428,000	66%	$707,000
Charles H.N. Kallenbach	$350,000	$175,000	$ 525,000	$325,000	54%	$518,000
Conan Lane	$215,000	$107,500	$ 322,500	(a)	(a)	(a)
Steven M. Elefant	$206,625	$206,625	$ 413,250	(a)	(a)	(a)

(a)           Not included in study.

The following are the elements of 2010 compensation as set by the Compensation Committee:

Wages:  Wages for our named executive officers are generally based on the executive’s specific areas of accountability as well as market competitiveness and budget considerations.  Robert O. Carr, our Chairman and Chief Executive Officer, and Robert H.B. Baldwin, Jr., our President and Chief Financial Officer, are each accountable for the financial performance of our entire Company.  Charles H.N. Kallenbach, our General Counsel, Chief Legal Officer and Secretary, is accountable for our compliance with regulatory requirements and legal affairs.  Conan Lane, our Chief of Operations, is responsible for most of our customer service initiatives. Steven M. Elefant, our Chief Information Officer, is accountable for our product offerings, in particular, the development and growth of E3.

Executive officer wages are set at levels that are proportionately higher than our other managers to recognize their greater role in our success and additional roles and managerial responsibilities.  Our Chief Executive Officer, Robert O. Carr, annually reviews the responsibility and performance of our named executive officers and also recommends the wages and annual cash bonuses for our named executive officers, except for himself, to the Compensation Committee.  The Compensation Committee reviews those recommendations and, with any modifications it considers appropriate, approves the wages and annual cash bonuses.  The Compensation Committee independently assesses the responsibility and performance of our Chief Executive Officer and sets his wages and annual cash bonus. In light of the change in philosophy to provide a more market-driven and balanced cash compensation program to executives, Mr. Carr’s compensation was changed in 2009 to provide an additional cash opportunity between the median and the 75th percentile.  His cash compensation remained unchanged in 2010.

As part of the shift in compensation philosophy to provide our officers with a market-driven mix of cash compensation, in 2009 we continued the process of raising wages for certain of our named executive officers in order to bring their cash compensation in line with the median of cash compensation of executive officers of our peer group companies with similar titles and job responsibilities.  The actual amount of the increase for our other named executive officers was determined in the discretion of the Compensation Committee, considering various other factors, including affordability within our budgets and business plans, the executive’s experience and responsibilities, individual performance evaluations, and our Chief Executive Officer’s recommendations (except for his own base salary which was determined in closed sessions between the Compensation Committee and FW Cook).  The Compensation Committee determined that the wage increases in 2009 brought the executive officers wages to levels that were consistent with balancing our compensation philosophy and therefore did not increase wages in fiscal 2010.

Annual Wages

Executive	2009 Actual Wages	2010 Actual Wages	2010 Percent I ncrease
Robert O. Carr	$715,000	$715,000	—
Robert H.B. Baldwin, Jr.	$429,982	$430,000	—
Charles H.N. Kallenbach	$350,000	$350,000	—
Conan Lane	$215,000	$215,000	—
Steven M. Elefant	$195,785	$206,625	3.3%

Annual Incentive Cash Compensation:  We believe that that a market-driven portion of annual cash compensation for our named executive officers should be “at risk,” i.e. contingent upon successful company and/or individual performance.  Therefore, annual incentive cash compensation for named executive officers is tied to overall company performance, extraordinary individual performance, or both.  Our Chief Executive Officer’s target bonus is set at 100% of his annual wages and the payout is determined by the Compensation Committee based on our financial operating performance and/or our Chief Executive Officer’s individual results.  For Messrs. Baldwin, Kallenbach and Lane, the target bonus is set at 50% of their annual wages, and the actual pay-out is determined in the discretion of our Chief Executive Officer and the Compensation Committee based on our financial operating performance and/or the executive’s individual results.  Mr. Elefant’s bonus for 2010 was set at approximately 100% of his annual wages pursuant to a contractual agreement between Mr. Elefant and us entered into at the time Mr. Elefant’s employment commenced.

In determining bonus awards for our executives, our Chief Executive Officer and the Compensation Committee will typically review various financial performance measurements in relation to the applicable annual budget for such measurements.  Specific measurements used to examine performance may include (i) revenues, (ii) expenses, (iii) operating income and (iv) net income.  This review is performed with reference to the applicable budget or budgets for each executive – i.e., the executive’s individual budget, the budget for the executive’s particular business unit, the budget for the business unit or units that report to the executive and/or our Company-wide budget.  While specific targets are not set for these performance measures, the Chief Executive Officer and the Compensation Committee will typically require actual performance for a fiscal year to meet budget for the measurements listed above in order to pay bonuses at target levels.

Additionally, when determining executive bonuses, our Chief Executive Officer and the Compensation Committee also consider individual factors, such as an executive’s performance reviews, individual contributions towards meeting collective performance goals, as well as more subjective factors such as exhibited leadership, client relationship development, internal development, effectiveness at mitigating adverse developments and macro-economic and prevailing market factors.  Ultimately, the amount of an executive’s bonus (and whether the executive receives a bonus for a particular fiscal year) is determined in the discretion of the Chief Executive Officer, subject to final determination by the Compensation Committee, and, with respect to the Chief Executive Officer’s bonus, is determined in the discretion of the Compensation Committee.  Exceptional performance may result in payment of an annual bonus that exceeds the executive’s target.

The Board of Directors generally uses compensation to recognize the critical role that the operating budget, and our performance relative to that budget, plays.   The Board of Directors, in its review of the annual expense budget, expects to have good visibility as to our profitability during each coming year, and analyzes those results against its own, and the equity market’s, expectations for that profit performance.  Then, after a year is completed, if results fall short of those budgeted levels, generally, the variable cash compensation element is relatively modest, because a significant bonus is paid only if quantifiably superior cost management allow us to meet or exceed our budgeted results.

When the 2010 goals were envisioned, they were considered to be ambitious, but attainable and designed to result in bonus payments that would reflect the achievement of meaningful performance requirements.  In 2010, actual performance results did not meet budgeted expectations.  Our shortfall relative to the targeted performance levels described was approximately (7.9)% for net revenue, (22.5)% for operating income and (27.1)% for net income.  In light of these shortfalls to the targeted performance levels, the Compensation Committee determined to pay bonuses to Messrs. Carr, Baldwin, Kallenbach and Lane at 20 percent of target levels.

The table below sets forth the target bonus and 2010 annual incentive cash compensation earned by each named executive officer.  Annual bonuses were paid in the form of cash in February, 2011.

Annual Incentive Cash Information as of December 31, 2010

Executive	2009 Target Bonus	2009 Bonus	2010 Target Bonus	2010 Bonus
Robert O. Carr	$715,000	$536,250	$ 715,000	$ 143,000
Robert H.B. Baldwin, Jr.	$214,991	$161,250	$ 215,000	$ 43,000
Charles H.N. Kallenbach	$175,000	$131,250	$ 175,000	$ 35,000
Conan Lane	$107,500	$ 80,625	$ 107,500	$ 21,500
Steven M. Elefant	(a)	$183,128	$ 206,625	$ 204,000

(a)
Mr. Elefant was named our Chief Information Officer in August 2009.  Under his offer letter with us, Mr. Elefant was guaranteed a bonus equal to approximately 100% of his pro-rated base salary for 2009 and 2010.  Mr. Elefant does not have a guaranteed bonus opportunity in 2011.

Stock Incentive Programs:  Equity based compensation is an integral part of our overall compensation program.  We believe that stock options and Restricted Stock Units effectively focus our executives on increasing long-term value to our stockholders, help to build a long-term ownership orientation, and provide employment retention.  These stock-based incentives, which in recent years have consisted solely of stock option and Restricted Stock Unit grants, are based on various factors primarily relating to the responsibilities of the individual officer or employee, his or her past performance, anticipated future contributions and prior option grants.  In general, the Compensation Committee bases its decisions to grant stock-based incentives on recommendations of our Chief Executive Officer (except with respect to grants made to our Chief Executive Officer) and the Compensation Committee’s analysis of relevant compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level in line with our budgets for the executive’s position and reflective of the executive’s contribution to our performance.  The Compensation Committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under its equity compensation plans, the number and value at various stock prices of options and shares held by the executive officer for whom an award is being considered and the other elements of the officer’s compensation, as well as our compensation objectives and policies described above.  As with the determination of base salaries and annual incentive cash compensation, the Compensation Committee exercises subjective judgment and discretion after taking into account the above criteria.

Awards to named executive officers pursuant to the amended and restated 2008 Equity Incentive Plan, or 2008 Plan, are generally made annually.  Equity awards granted to our named executive officers in 2010 are described below.

2010 Equity Grants to Named Executive Officers

In 2010, the Compensation Committee continued to re-align our named executive officers’ incentives with our stockholders, recognizing that stock ownership represents one of the named executive officers’ most significant wealth opportunities and will strongly align the interests of our executives with the long-term interests of our stockholders.  In addition, the Compensation Committee believed that equity grants would help to retain our named executive officers’ services and continue to provide an incentive to rebuild the value lost by us as a result of the recent recession and the processing system intrusion.

Time Vested Option Grants to Named Executive Officers:

In 2010, the Compensation Committee made the following time vested option grants to our named executive officers:

Name and Title	Shares Underlying Option
Robert O. Carr, Chairman and CEO	300,000
Robert H.B. Baldwin, Jr., President and CFO	125,000
Charles H.N. Kallenbach, GC, Chief Legal Officer and Secretary	45,000
Conan Lane, Chief of Operations	45,000
Steven M. Elefant, Chief Information Officer	15,000

Each of the options has an exercise price of $15.22 per share, vest in four equal annual installments beginning on July 22, 2011 and expire on July 22, 2015.  All of such options were granted under our 2008 Plan.  The exercise price of options awarded under our 2008 Plan is set at the fair market value of our common stock on the date of grant.

Performance Based Restricted Stock Units to Named Executive Officers:

In the fourth quarter of 2010, our Compensation Committee approved performance-based Restricted Stock Unit awards to our named executive officers.  The purpose of these awards was to reward long-term operating success and also the subsequent increase in stockholder value that we expect such performance would create.  The Compensation Committee determined that our named executive officers did not have any equity awards tied to our performance since the performance goals connected to the performance-based stock option awards that were made in 2008 cannot be achieved due to the macro-economic conditions and  processing system intrusion that occurred after they were granted, and it is the Compensation Committee’s goal to tie a part of the named executive officers’ compensation to surpassing high performance bars.  Therefore, the Compensation Committee believed it was important to grant new performance-based equity awards in order to incentivize the named executive officers to attain extraordinary growth in earnings per share.  We believe the performance goals tied to the grant of these performance-based Restricted Stock Units are highly difficult for our Company to attain as they represent growth well beyond what our competitors in the industry normally achieve (in fact, the grant date fair value of the performance-based Restricted Stock Units is not included in the Summary Compensation Table as they have been deemed not “more likely than not” to be achieved) and therefore provide our executives with significant incentives and motivation to drive the long-term growth of our Company.

Name and Title	Number of Restricted Stock Units
Robert O. Carr, Chairman and CEO	220,000
Robert H.B. Baldwin, Jr., President and CFO	60,000
Charles H.N. Kallenbach, GC, Chief Legal Officer and Secretary	6,000
Conan Lane, Chief of Operations	20,000
Steven M. Elefant, Chief Information Officer	14,000

Each Restricted Stock Unit represents a contingent right to receive one share of our common stock and would vest 50% in 2013, 25% in 2014, and 25% in 2015 only if over the term of these Restricted Share Units, the following diluted earnings per share targets for the years ended December 31, 2012, 2013 and 2014 are achieved.   Our diluted earnings per share in 2010 was $0.79, which was calculated on the same basis as described in footnote (a) below.

	2012	2013	2014
Diluted Earnings Per Share (a)	$1.48	$1.74	$2.04

(a)	Calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense.

The performance-based Restricted Stock Units are subject to a “catch-up” provision pursuant to which the Restricted Stock Units will vest from earlier years in which the diluted earnings per share goals were not attained if the diluted earnings per share goals in later years are attained.  In addition, in the event of a “change of control” of our Company (as defined in our 2008 Plan) that is approved by a majority of our Board of Directors and our stockholders that represents a 25% premium in our common stock price over the average trading price of our common stock over the thirty trading days prior to the offer for our Company and the acquisition of our Company is completed thereto, then all of the Restricted Stock Units granted in December 2010 will vest and the shares underlying such Restricted Stock Units will be issued and delivered.  This was viewed as a performance-based mechanism that also recognized it would be impossible to continue measuring performance versus an earnings per share goal if our Company were no longer a stand-alone entity.

In each case, if the named executive officer is not employed by us at the relevant vesting date of the options and the Restricted Stock Units, the unvested portion of such options and Restricted Stock Units will terminate.  We do not have a policy requiring executives to hold shares acquired upon option exercise or upon RSU vesting.  For additional information regarding 2010 equity awards granted to our named executive officers, see “Grants of Plan-Based Awards.”

Other Equity Compensation Policies

Margin Policy

By means of our insider trading policy, we prohibit named executive officers and directors from entering into margin loans using our common stock or pledging shares of our common stock as collateral for loans; however exceptions may be made in certain circumstances.  We believe that none of our named executive officers or directors currently uses our common stock to trade on margin or as pledged collateral for loans.

Burn-Rate

We believe that we have followed a responsible approach to equity-based compensation in the past. As shown in the following table, our three-year weighted average annual burn rate has been 4.49%, which is below the burn rate limit of 7.26% applied to our industry by some institutional investors and their advisors.  The supplementary burn rate table below reflects the number of non-performance based awards granted and performance based awards actually earned divided by the weighted average number of shares outstanding for such year.

	Options Granted	RSUs/RSAs Granted	Performance Options Earned (a)	Performance RSUs Earned(b)	Total	Weighted Average Common Shares Outstanding	Total Granted/ Weighted Average Common Shares Outstanding

2010	1,238,000	102,240	0	0	1,340,240	37,994,000	3.53%
2009	1,726,175	362,360	0	0	2,088,535	37,483,000	5.57%
2008	256,790	0	0	0	256,790	37,521,000	0.68%
					Three-Year Average		3.26%

(a) 465,000 of the price contingent options granted in 2009 will begin to vest only after the closing price of our common stock is $17.76 per share or more for 30 consecutive trading days and another 465,000 price contingent options granted in 2009 will begin to vest only after the closing price of our common stock is $26.64 per share or more for 30 consecutive trading days.  Performance metrics for the 2,538,000 performance options granted in 2008 include consolidated net revenue growth at a compound annual growth rate of at least 15% and fully diluted EPS growth at compound annual growth rate of at least 25%.

(b) All of the performance Restricted Stock Units granted in 2010 will vest 50% in 2013, 25% in 2014, and 25% in 2015 only if over the term of these Restricted Share Units, the following diluted earnings per share targets for the years ended December 31, 2012, 2013 and 2014 are achieved.
	2012	2013	2014
Diluted Earnings Per Share (a)	$1.48	$1.74	$2.04

(a)	Calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense.

2010 Chairman and CEO Total Compensation:  We provided our Chairman and Chief Executive Officer with total compensation value in 2010 that was lower than he was provided in 2009  The 2009 amount was set in response to the loss of stockholder value that occurred following the discovery and announcement of the processing system intrusion in early 2009, the resulting costs related to the intrusion, and  the financial effect of difficult macro-economic conditions during the past couple of years.

In December 2010, at the time the performance-based Restricted Stock Units were awarded, the Compensation Committee reviewed the change in Mr. Carr’s total compensation for 2010 compared to 2009 using a binomial model for valuing stock option awards (actual 2010 bonus was estimated at the time, since the year was not complete).  We also ensured that more than 50% of Mr. Carr’s 2010 equity compensation value was performance-based to reflect his responsibility for improving performance.  The total compensation paid to Mr. Carr was lower in 2010 ($7,004,236) than in 2009 ($9,045,648), as shown in the table below.

	CEO Compensation
	2009	2010

Base Salary	$715,000	$715,000
Annual Bonus	536,000	143,000
Long-term Incentives (1)	7,789,000	6,141,286
All Other Compensation	5,648	4,950
Total	$9,045,648	$7,004,236

Percent Change	--	(23)%

__________________

(1)           Stock options are valued using a binomial model, assuming the full five-year contractual term, trailing three-year average historical volatility as of the date of grant, zero dividend yield, and a risk free rate equal to the five-year Treasury yield on the date of grant.  The binomial model value differs from the value shown in the Summary Compensation Table, which is the grant date fair value of the stock options determined in accordance with ASC Topic 718, Equity and Stock Based Compensation.

Severance: For all of our named executive officers other than Messrs. Carr, Lane and Elefant, we have set potential severance payments at one year’s continued payment of wages plus a pro rated bonus in order to run concurrently with our named executive officers’ covenants not to compete with us for 12 months following termination of their employment.  The Compensation Committee believes that severance arrangements are important because they provide our executive officers with security in case of an involuntary termination other than for cause and allow us to secure a release from future claims, and impose other restrictive covenants.  As of December 31, 2008, Mr. Carr’s severance payments were based on the same formula as the other named executive officers.  However, in connection with the equity awards granted to Mr. Carr in 2009, Mr. Carr extended his covenant not to compete and his covenant not to solicit customers or suppliers from 12 months after termination of his employment to 24 months after termination of his employment and his potential severance payment was amended to two year’s continued payment of wages plus a pro rated bonus in order to run concurrently with his covenant not to compete.  The Compensation Committee negotiated these changes with Mr. Carr in 2009.  A condition to our providing such severance payments is our receipt from the executive officer of a release from future claims against us.  These severance arrangements provide incentive for our executives to comply with their post-employment covenants and grant us the ability to suspend payment if an executive has breached these covenants.  Potential severance payments under these agreements are set forth and described below under the heading “Potential Payments Upon Termination or Change in Control.”

Accounting Considerations

For our financial statements, cash compensation is expensed and for our income tax returns, cash compensation is deductible.  From the perspective of the named executive officers, such cash compensation is taxable as appropriate for that individual.  For equity-based compensation, we do not provide named executive officers with immediately vesting equity grants in order to focus them on their long-term contributions to us and on the long-term appreciation in the value of our stock – although we do provide our Directors with immediately vesting options – and because such immediately vesting equity grants would be expensed entirely on our financial statements when granted.  For future vesting equity grants to named executive officers, the fair value of such grants is expensed over the vesting period.  For performance-based equity grants, we establish performance targets and evaluate the likelihood of achieving these performance targets. If achieving performance targets is not “more likely than not” to occur, no share-based compensation expense is recorded on our financial statements.  The evaluation of the likelihood of achieving these performance targets will be repeated quarterly, and if vesting of some or all of the performance-based equity grants becomes more likely than not, share-based compensation expense will be recorded.

When equity grants to our named executive officers are in the form of stock options, we provide non-qualified stock options.  Non-qualified stock options provide us with a tax return benefit when the named executive officer exercises such non-qualified stock options. Non-qualified stock options are generally not taxable until the exercise of such option.  When equity grants are in the form of Restricted Stock Units, these are generally not taxable until the Restricted Stock Units vest. The tax impacts of exercises of non-qualified stock options by named executive officers and vesting of Restricted Stock Units match the tax benefit to us. The accounting and tax treatment of compensation pursuant to Internal Revenue Code Section 162(m), FASB ASC Topic 718, and other applicable rules, is a factor in determining the amounts of compensation for named executive officers.

Summary Compensation Table

The following table shows the compensation paid or to be paid by us, and certain other compensation paid or accrued, during the fiscal years ended December 31, 2010, 2009 and 2008 to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, together the “Named Executive Officers.”

Name and Principal Position	Year	Wages	Bonus (4)	Stock Awards (5)	Option Awards (6)	All Other Compensation	Total Compensation
Robert O. Carr	2010	$715,000	$143,000	$3,608,000	$1,836,000	$4,950	$6,306,950
Chairman and Chief	2009	$715,000	$536,250	$2,353,200	$3,561,900	$5,648	$7,171,998
Executive Officer(1)	2008	$450,000	$225,000	―	―	$4,718	$ 679,718
Robert H.B. Baldwin, Jr.	2010	$430,000	$ 43,000	$ 984,000	$ 765,000	$4,950	$2,226,950
President and Chief	2009	$429,982	$161,250	$ 230,880	$ 330,691	$3,750	$1,156,553
Financial Officer(1)	2008	$350,000	$175,000	―	―	$4,402	$ 529,402
Charles H.N. Kallenbach	2010	$350,000	$ 35,000	$ 98,400	$ 275,400	$4,950	$ 763,750
General Counsel and Chief Legal Officer(1)	2009	$350,000	$131,250	$ 133,200	$ 138,800	$3,750	$ 757,000
	2008	$250,000	$125,000	―	―	$3,750	$ 378,750
Conan Lane	2010	$215,000	$ 21,500	$ 328,000	$ 275,400	$7,974	$ 847,874
Chief of Operations (1)(2)	2009	$215,000	$ 80,625	$ 133,200	$ 138,800	$3,750	$ 571,375
	2008	$200,000	$ 64,375	―	―	$3,750	$ 268,125
Steven M. Elefant	2010	$206,625	$ 204,000	$ 229,600	$ 91,800	$8,077	$ 740,102
Chief Information Officer(1)(3)	2009	$195,785	$183,128	―	$ 278,150	$3,750	$ 660,813
	―	―	―	―	―	―	―

(1)
Each Named Executive Officer received $3,750 in 2010 as a 401(K) Plan matching contribution and $1,200 in 2010 as a contribution to their Health Savings Account, which are included in the column entitled “All Other Compensation” above.

(2)	Mr. Lane was named our Chief of Operations in 2009.

(3)	Mr. Elefant was named our Chief Information Officer in 2009.

(4)	Represents annual cash bonus with respect to 2010. See – “Annual Incentive Cash Compensation” for an explanation of these payments.

(5)	In accordance with FASB ASC Topic 718, the price of our common stock on the grant date equals the grant date fair value of these stock awards.
(6)	Amounts represents the aggregate grant date fair value of stock options granted in 2010 as determined under FASB ASC Topic 718.

Grants of Plan-Based Awards

The following table lists grants of plan-based awards made to our Named Executive Officers during 2010 and the related total fair value of these awards. Named Executive Officers did not provide cash consideration for the listed awards.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Robert O. Carr	7/22/2010	―	300,000	$15.22	$1,836,000 (1)
	12/10/2010	220,000	―	$ ―	$3,608,000 (2)
Robert H.B. Baldwin, Jr.	7/22/2010	―	125,000	$15.22	$765,000 (1)
	12/10/2010	60,000	―	$ ―	$984,000 (2)
Charles H.N. Kallenbach	7/22/2010	―	45,000	$15.22	$275,400 (1)
	12/10/2010	6,000	―	$ ―	$ 98,400 (2)
Conan Lane	7/22/2010	―	45,000	$15.22	$275,400 (1)
	12/10/2010	20,000	―	$ ―	$328,000 (2)
Steven M. Elefant	7/22/2010	―	15,000	$15.22	$ 91,800 (1)
	12/10/2010	14,000	―	$ ―	$229,600 (2)

(1)
Amount represents the total grant date fair value of stock options granted in 2010 as determined under FASB ASC Topic 718.  Under ASC 718, we estimate the grant date fair value of the stock options we issue using a Black-Scholes valuation model for “plain-vanilla” stock options and performance-based stock options. Our assumption for expected volatility is based on our historical volatility for those option grants whose expected life falls within a period we have sufficient historical volatility data related to market trading of our own Common Stock. For those option grants whose expected life is longer than we have sufficient historical volatility data related to market trading of our own Common Stock, we determine an expected volatility assumption by referencing the average volatility experienced by a group of our public company peers.  For plain-vanilla stock options, we estimate the expected life of a stock option based on the simplified method as provided by the staff of the SEC in ASC 718-10-S99. The simplified method is used because, at this point, we do not have sufficient historical information to develop reasonable expectations about future exercise patterns.  For the performance-based options, the expected life is estimated based on the average of three possible performance condition outcomes.  Our dividend yield assumption is based on dividends expected to be paid over the expected life of the stock option. Our risk-free interest rate assumption for stock options granted is determined by using U.S. treasury rates of the same period as the expected option term of each stock option.

The fair value of these options granted was estimated at the grant date using the following weighted average assumptions:

Fair Value of Each Option	$6.12
Expected volatility	54%
Expected life	3.75 years
Expected dividends	0. 40%
Risk-free interest rate	1.21%

(2)
In the fourth quarter of 2010, our Board of Directors approved grants of 508,800 performance-based Restricted Share Units to our employees, including the Named Executive Officers. These Restricted Share Units are nonvested share awards which would vest 50% in 2013, 25% in 2014, and 25% in 2015 only if over the term of these Restricted Share Units, the following diluted earnings per share targets for the years ended December 31, 2012, 2013 and 2014 are achieved:

	2012	2013	2014
Diluted Earnings Per Share (a)	$1.48	$1.74	$2.04
(a)	Calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense.

We believe that achieving these performance targets is not “more likely than not” to occur; therefore, no share-based compensation expense was recorded for these Restricted Share Units in 2010.  The evaluation of the likelihood of achieving these performance targets will be repeated quarterly, and if vesting of some or all of the Restricted Share Units becomes more likely than not, share-based compensation expense will be recorded. The closing price of our common stock on the grant date equals the grant date fair value of these nonvested Restricted Share Units awards and would be recognized as compensation expense over their vesting periods.

(3)	See – “Stock Incentive Programs” for an explanation of these awards.

Outstanding Equity Awards

The following tables set forth information regarding outstanding equity awards held by Named Executive Officers as of December 31, 2010.  In the Outstanding Equity Awards table, each outstanding stock option award is listed individually along with the breakout of the number of stock options, which are exercisable and unexercisable.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)(33)
Robert O. Carr	―	1,000,000	(1)(5)	$22.00	August 6, 2013	198,750	(3)(9)	$3,064,725
	―	930,000	(2)(6)	$8.88	May 11, 2014	220,000	(10)	$3,392,400
	―	348,750	(7)	$8.88	May 11, 2014	―		―
	―	300,000	(8)	$15.22	July 22, 2015	―		―
Robert H.B. Baldwin, Jr.	302,636	―		$5.00	February 12, 2012	19,500	(3)(15)	$300,690
	7,275	2,425	(11)	$25.64	February 16, 2012	60,000	(16)	$925,200
	―	350,000	(1)(12)	$22.00	August 6, 2013	―		―
	23,825	71,475	(13)	$8.88	May 11, 2014	―		―
	―	125,000	(14)	$15.22	July 22, 2015	―		―
Charles H.N. Kallenbach	37,500	12,500	(17)	$28.25	January 2, 2012	11,250	(3)(21)	$173,475
	―	25,000	(1)(18)	$22.00	August 6, 2013	6,000	(22)	$92,520
	10,000	30,000	(19)	$8.88	May 11, 2014	―		―
	―	45,000	(20)	$15.22	July 22, 2015	―		―
Conan Lane	3,750	1,250	(23)	$30.25	August 6, 2012	11,250	(3)(27)	$173,475
	―	55,000	(1)(24)	$22.00	August 6, 2013	20,000	(28)	$308,400
	10,000	30,000	(25)	$8.88	May 11, 2014	―		―
	―	45,000	(26)	$15.22	July 22, 2015	―		―
Steven Elefant	11,250	33,750	(29)	$8.88	May 11, 2014	14,000	(32)	$215,880
	6,250	18,750	(30)	$12.16	November 6, 2014	―		―
	―	15,000	(31)	$15.22	July 22, 2015	―		―

(1)
In the third quarter of 2008, our Board of Directors approved a performance-based stock option program. Under this program, we granted 2.5 million performance-based stock options to our employees including those grants to Named Executives dated August 6, 2008 listed in the above table.   These stock options have a five-year term and would vest in equal amounts in 2011, 2012 and 2013 only if over the term of the stock options, both of the following performance conditions are achieved:

•	Consolidated net revenue grows at a compound annual rate of at least 15%; and
•	fully diluted EPS grows at a compound annual rate of at least 25%.

We believe that achieving these performance conditions is not “more likely than not” to occur therefore, no share-based compensation expense has been recorded for these stock options.  The evaluation of the likelihood of achieving these performance conditions will be repeated quarterly, and at such point that vesting of some or all of the options becomes more likely than not,  share-based compensation expense will be recorded.

(2)
In the second quarter of 2009, the Company’s Board of Directors approved grants of stock options subject to multiple vesting conditions. Under these stock options, the employee must provide continuous service over four years and a market price condition must be satisfied within those four years. These stock options have a five-year term and could vest in equal amounts in 2010, 2011, 2012 and 2013 only if during the four-year service period, the price of the Company’s common stock as reported by the New York Stock Exchange exceeds two or three times the exercise price for 30 consecutive trading days. The grant date fair values of these multiple vesting condition options are recognized as compensation expense over their four-year service periods. To date, none of these stock options have vested.

(3)
In the second quarter of 2009, the Company’s Board of Directors approved grants of 336,000 Restricted Share Units. These Restricted Share Units are nonvested share awards which will vest over a four-year service period as employees perform service. The closing price of the Company’s common stock on the grant date equals the grant date fair value of these nonvested share awards and will be recognized as compensation expense over their four-year service periods.

(4)
In the fourth quarter of 2010, our Board of Directors approved grants of 508,800 performance-based Restricted Share Units to our employees, including the Named Executive Officers. These Restricted Share Units are nonvested share awards which would vest 50% in 2013, 25% in 2014, and 25% in 2015 only if over the term of these Restricted Share Units, the following diluted earnings per share targets for the years ended December 31, 2012, 2013 and 2014 are achieved:

	2012	2013	2014
Diluted Earnings Per Share (a)	$1.48	$1.74	$2.04
(a) Calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense.

We believe that achieving these performance targets is not “more likely than not” to occur; therefore, no share-based compensation expense was recorded for these Restricted Share Units in 2010.  The evaluation of the likelihood of achieving these performance targets will be repeated quarterly, and if vesting of some or all of the Restricted Share Units becomes more likely than not, share-based compensation expense will be recorded. The closing price of our common stock on the grant date equals the grant date fair value of these nonvested Restricted Share Units awards and would be recognized as compensation expense over their vesting periods.

(5)
If and only if the performance conditions identified in (1) above are achieved, 333,330 stock options will become exercisable on May 5, 2011, 333,330 stock options will become exercisable on May 5, 2012, and 333,340 stock options will become exercisable on May 5, 2013.

(6)
If and only if the performance conditions identified in (2) above are achieved, 232,500 stock options became exercisable on May 11, 2010, 232,500 stock options will become exercisable on May 11, 2011, 232,500 stock options will become exercisable on May 11, 2012 and 232,500 stock options will become exercisable on May 11, 2013.

(7)	116,250 stock options will become exercisable on May 11, 2011, 116,250 stock options will become exercisable on May 11, 2012 and 116,250 stock options will become exercisable on May 11, 2013.

(8)
75,000 stock options will become exercisable on  July 22, 2011, 75,000 stock options will become exercisable on July 22, 2012, 75,000 stock options will become exercisable on July 22, 2013 and 75,000 stock options will become exercisable on July 22, 2014.

(9)	66,250 Restricted Share Units will vest on May 11, 2011, 66,250 Restricted Share Units will vest on May 11, 2012 and 66,250 Restricted Share Units will vest on May 11, 2013.

(10)
If and only if the performance conditions identified in (4) above are achieved, 110,000 Restricted Share Units will vest on March 1, 2013, 55,000 Restricted Share Units will vest on March 1, 2014, and  55,000 Restricted Share Units will vest on March 1, 2015.

(11)	2,425 stock options became exercisable on February 16, 2009, 2,425 stock options became exercisable on February 16, 2010, and 2,425 stock options became exercisable on February 16, 2011.

(12)
If and only if the performance conditions identified in (1) above are achieved, 116,665 stock options will become exercisable on May 5, 2011, 116,665 stock options will become exercisable on May 5, 2012, and 116,670 stock options will become exercisable on May 5, 2013.

(13)
23,825 stock options became exercisable on May 11, 2010, 23,825 stock options will become exercisable on May 11, 2011, 23,825 stock options will become exercisable on May 11, 2012 and 23,825 stock options will become exercisable on May 11, 2013.

(14)
31,250 stock options will become exercisable on  July 22, 2011, 31,250 stock options will become exercisable on July 22, 2012, 31,250 stock options will become exercisable on July 22, 2013 and 31,250 stock options will become exercisable on July 22, 2014.

(15)	6,500 Restricted Share Units will vest on May 11, 2011, 6,500 Restricted Share Units will vest on May 11, 2012 and 6,500 Restricted Share Units will vest on May 11, 2013.

(16)
If and only if the performance conditions identified in (4) above are achieved, 30,000 Restricted Share Units will vest on March 1, 2013, 15,000 Restricted Share Units will vest on March 1, 2014, and  15,000 Restricted Share Units will vest on March 1, 2015.

(17)
12,500 stock options became exercisable on January 2, 2008, 12,500 stock options became exercisable on January 2, 2009, 12,500 stock options became exercisable on January 2, 2010, and 12,500 stock options became exercisable on January 2, 2011.

(18)
If and only if the performance conditions identified in (1) above are achieved, 8,333 stock options will become exercisable on May 5, 2011, 8,333 stock options will become exercisable on May 5, 2012, and 8,334 stock options will become exercisable on May 5, 2013.

(19)
10,000 stock options became exercisable on May 11, 2010, 10,000 stock options will become exercisable on May 11, 2011, 10,000 stock options will become exercisable on May 11, 2012 and 10,000 stock options will become exercisable on May 11, 2013.

(20)
11,250 stock options will become exercisable on  July 22, 2011, 11,250 stock options will become exercisable on July 22, 2012, 11,250 stock options will become exercisable on July 22, 2013 and 11,250 stock options will become exercisable on July 22, 2014.

(21)	3,750 Restricted Share Units will vest on May 11, 2011, 3,750 Restricted Share Units will vest on May 11, 2012 and 3,750 Restricted Share Units will vest on May 11, 2013.

(22)
If and only if the performance conditions identified in (4) above are achieved, 3,000 Restricted Share Units will vest on March 1, 2013, 1,500 Restricted Share Units will vest on March 1, 2014, and  1,500 Restricted Share Units will vest on March 1, 2015.

(23)
1,250 stock options became exercisable on August 6, 2008, 1,250 stock options became exercisable on August 6, 2009, 1,250 stock options became exercisable on August 6, 2010, and 1,250 stock options will become exercisable on August 6, 2011.

(24)
If and only if the performance conditions identified in (1) above are achieved, 13,750 stock options will become exercisable on May 5, 2011, 13,750 stock options will become exercisable on May 5, 2012, and 13,750 stock options will become exercisable on May 5, 2013.

(25)
10,000 stock options became exercisable on May 11, 2010, 10,000 stock options will become exercisable on May 11, 2011, 10,000 stock options will become exercisable on May 11, 2012 and 10,000 stock options will become exercisable on May 11, 2013.

(26)
11,250 stock options will become exercisable on  July 22, 2011, 11,250 stock options will become exercisable on July 22, 2012, 11,250 stock options will become exercisable on July 22, 2013 and 11,250 stock options will become exercisable on July 22, 2014.

(27)	3,750 Restricted Share Units will vest on May 11, 2011, 3,750 Restricted Share Units will vest on May 11, 2012 and 3,750 Restricted Share Units will vest on May 11, 2013.

(28)
If and only if the performance conditions identified in (4) above are achieved, 10,000 Restricted Share Units will vest on March 1, 2013, 5,000 Restricted Share Units will vest on March 1, 2014, and  5,000 Restricted Share Units will vest on March 1, 2015.

(29)
11,250 stock options became exercisable on May 11, 2010, 11,250 stock options will become exercisable on May 11, 2011, 11,250 stock options will become exercisable on May 11, 2012 and 11,250 stock options will become exercisable on May 11, 2013.

(30)
6,250 stock options became exercisable on November 6, 2010, 6,250 stock options will become exercisable on November 6, 2011, 6,250 stock options will become exercisable on November 6, 2012, and 6,250 stock options will become exercisable on November 6, 2013.

(31)
3,750 stock options will become exercisable on  July 22, 2011, 3,750 stock options will become exercisable on July 22, 2012, 3,750 stock options will become exercisable on July 22, 2013 and 3,750 stock options will become exercisable on July 22, 2014.

(32)
If and only if the performance conditions identified in (4) above are achieved, 7,000 Restricted Share Units will vest in 2013, 3,500 Restricted Share Units will vest in 2014, and  3,500 Restricted Share Units will vest in 2015.

(33)	Market values for the units of stock that have not vested are based on the $15.42 per share closing price of company’s stock as of December 31, 2010.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2010

The following table sets forth the number of stock options exercised and Restricted Stock Units vested during 2010 by the Named Executive Officers and the value realized on exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert O. Carr	241,250	$2,040,405	66,250	$1,113,000
Robert H.B. Baldwin, Jr.	90,000	$ 491,400	6,500	$ 109,200
Charles H.N. Kallenbach	―	―	3,750	$ 63,000
Conan Lane	―	―	3,750	$ 63,000
Steven M. Elefant	―	―	―	―

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

In November 2001, Robert O. Carr entered into an employee confidential information and non-competition agreement with us, which was amended and restated on May 4, 2007 and again on May 11, 2009.  Subject to Mr. Carr’s compliance with the non-competition, non-solicitation and other covenants to be set forth in the anticipated amendment, his agreement will provide that in the event Mr. Carr is terminated by us for other than cause (as defined in his agreement) or disability (as defined in his agreement), he will be entitled to receive severance pay in an amount equal to the wages that would have been paid to him during a 24 month period plus medical benefits for 24 months.  In the event of a change in control (as defined in his agreement), the amended covenants set forth therein will revert back to twelve months and so does Mr. Carr’s severance.  In addition, if Mr. Carr’s employment is terminated by us other than for cause or his employment with us is terminated due to his death, he shall also be entitled to receive a pro rata portion of any annual bonus that he would have been entitled to receive based on the number of days he was employed by us during such year.  In the event of a change of control of our Company (as defined in our 2008 Equity Incentive Plan), Mr. Carr’s time vested options that he received on May 11, 2009 and July 22, 2010, which are described above, will immediately vest and become exercisable and the restricted stock units he received on May 11, 2009 will immediately vest and the shares of our common stock underlying such restricted stock units will be paid to Mr. Carr.  Additionally, in the event of a change of control of our Company, the performance based options Mr. Carr received on May 11, 2009, which are described above, will immediately vest and become exercisable so long as the above described price per share goal has been previously achieved in accordance with the vesting schedule of such options or the transaction price is at least the equivalent of such per share goal.

On April 4, 2007, Charles H.N. Kallenbach entered into an employee confidential information and non-competition agreement with us.  On March 16, 2007, Robert H.B. Baldwin entered into revised confidential information and non-competition agreements with us.  Subject to the executive’s compliance with the non-competition, non-solicitation and other covenants set forth therein, all of these agreements provide that in the event these executives are terminated by us for other than cause (as defined in the agreements) or disability (as defined in the agreements), they will be entitled to receive severance pay in an amount equal to the wages that would have been paid to them during a 12 month period plus medical benefits for 12 months.  In addition, if the employment of the executives is terminated by us other than for cause or their employment with us is terminated due to their death, they shall also be entitled to receive a pro rata portion of any annual bonus that they would have been entitled to receive based on the number of days they were employed by us during such year or, if their bonus was payable on a quarterly rather than an annual basis, then they shall be entitled to receive a pro rata portion of any bonus that they would have been entitled to receive for the fiscal quarter in which they were terminated.  We expect to enter into an employee confidential information and non-competition agreement with the same terms and conditions as described above with Conan Lane in the near future.

In addition, pursuant to the terms of our 2008 Equity Incentive Plan, vesting of certain stock options granted to our named executive officers may accelerate upon a change in control of our Company and/or upon termination of our named executive officers’ employment without cause at the discretion of the Compensation Committee.

The following table provides a quantitative description of the payments and benefits payable upon termination of employment and/or change in control of our company, assuming a termination date as of December 31, 2010 and payment of a bonus under the agreements at target levels.  Estimated stock and option values were calculated assuming the closing price of our common stock on December 31, 2010 of $15.42:

Named Executive Officer	Severance Payment	Estimated Value of Benefits	Bonus	Estimated Value of Acceleration of Vesting of Stock Options and Restricted Stock Units	Total
Robert O. Carr
Termination of Employment without Cause	$1,430,000	$12,890	$715,000(a)	NA	$2,157,890
Termination of Employment due to Death	NA	NA	$715,000(a)	NA	$ 715,000
Change in Control	$715,000	NA	NA	$8,797,950	$9,512,950
Robert H.B. Baldwin, Jr.
Termination of Employment without Cause	$430,000	$12,890	$215,000(a)	NA	$657,890
Termination of Employment due to Death	NA	NA	$215,000(a)	NA	$215,000
Change in Control	NA	NA	NA	NA	$-0-
Charles H.N. Kallenbach
Termination of Employment without Cause	$350,000	$12,890	$175,000 (a)	NA	$525,000
Termination of Employment due to Death	NA	NA	$175,000 (a)	NA	$175,000
Change in Control	NA	NA	NA	NA	$-0-
Conan Lane
Termination of Employment without Cause	NA	NA	NA	NA	$-0-
Termination of Employment due to Death	NA	NA	NA	NA	$-0-
Change in Control	NA	NA	NA	NA	$-0-
Steven M. Elefant
Termination of Employment without Cause	NA	NA	NA	NA	$-0-
Termination of Employment due to Death	NA	NA	NA	NA	$-0-
Change in Control	NA	NA	NA	NA	$-0-

(a)
In the event of termination other than for cause or termination due to death, annual bonus would be paid on a pro rata computation based on the number of days the executive was employed by us during such year.

For additional information on termination payments, see the discussion of “Severance” in the Compensation Disclosure and Analysis section above.  Other than as noted, the Company does not provide change of control benefits to its named executive officers.

Equity Compensation Plan Information as of December 31, 2010

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	8,334,276	$15.09	8,334,276
Equity compensation plans not approved by security holders	None	N/A	None
Total	8,334,276	$15.09	8,334,276

Valuation of Our Common Stock

        On March 25, 2011, the closing price of our Common Stock, as reported on the New York Stock Exchange, was $17.20 per share.

Indemnification Arrangements

                   Our Bylaws provide that our Directors, and subject to the Board’s discretion, our officers, shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law.  We have entered into indemnification agreements with each of our Directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

  COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for the Company’s 2011 Annual Meeting of Stockholders.

  THE COMPENSATION COMMITTEE
  Robert H. Niehaus, Chairman
  Mitchell L. Hollin
  Jonathan J. Palmer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information relating to the beneficial ownership of our common stock as of March 25, 2011, by each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our Named Executive Officers and our Directors, and all of our Named Executive Officers and Directors as a group.

Each stockholder’s percentage ownership in the following table is based on 38,501,063 shares of common stock outstanding as of March 25, 2011, except as otherwise noted in the footnotes below.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. The address of the executive officers and Directors is c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Shares Outstanding
5% Holders:
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	5,205,700	(1)	13.5%
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	3,625,859	(2)	9.4%
Delaware Management Holdings 2005 Market Street Philadelphia, PA 19103	2,862,692	(3)	7.4%
Nierenberg Investment Management Company, Inc. 19605 NE 8th Street Camas, Washington 98607	2,862,267	(4)	7.4%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	2,791,018	(5)	7.2%
Robeco Investment Management, Inc. 909 Third Ave New York, NY 10022	2,557,223	(6)	6.6%

Directors and Named Executive Officers:
Robert O. Carr	783,891	(7)	2.0%
Robert H.B. Baldwin, Jr.	935,305	(8)	2.4%
Charles H.N. Kallenbach	77,518	(9)	*
Conan Lane	29,827	(10)	*
Steven Elefant	28,750	(11)	*
Mitchell L. Hollin	81,012	(12)	*
Robert H. Niehaus	271,040	(13)	*
Marc J. Ostro, Ph.D.	60,416	(14)	*
Jonathan J. Palmer	64,737	(15)	*
George F. Raymond	31,416	(16)	*
Richard W. Vague	25,416	(17)	*

All Directors and Named Executive Officers as a group (11 persons)	2,389,328	(18)	6.1%
___________________________________________________________________________________

*	Represents less than one percent of the outstanding shares of common stock.

(1)
Information regarding these shares is based on a Schedule 13G filed by FMR LLC, a parent holding company, with the SEC on February 11, 2011.  FMR is deemed to be the beneficial owner of 5,205,700 shares of common stock as a result of Fidelity Management and Research Company, a wholly owned subsidiary of FMR, acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)
Information regarding these shares is based on a Schedule 13G/A filed by Capital World Investors on February 14, 2011.  Capital World Investors is deemed to be the beneficial owner of 3,625,859 shares of common stock as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3)
Information regarding these shares is based on a Schedule 13G filed by Delaware Management Holdings, a parent holding company, for all reporting persons as a group with the SEC on February 9, 2011.  Delaware Management Holdings is deemed to be the beneficial owner of the 2,862,692 shares of common stock held by various of its subsidiaries or investment companies.

(4)
Information regarding these shares is based on a joint Schedule 13G/A filed by Nierenberg Investment Management Company, Inc. for all reporting persons as a group with the SEC on February 10, 2011.  Beneficial ownerships consists of 441,620 shares of common stock held by The D3 Family Fund, L.P., 1,810,100 shares of common stock held by The D3 Family Bulldog Fund, L.P., 200,745 shares of common stock held by The D3 Family Canadian Fund, L.P. and 409,802 shares of common stock by The DIII Offshore Fund, L.P.

(5)
Information regarding these shares is based on a Schedule 13G/A filed by BlackRock, Inc., a parent holding company, with the SEC on February 4, 2011.  BlackRock, Inc. is deemed to be the beneficial owner of 2,791,018 shares of common stock as a result of its subsidiaries having the rights to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of common stock.

(6)
Information regarding these shares is based on a Schedule 13G filed by Robeco Investment Management, Inc. with the SEC on February 14, 2010 and is deemed to be the beneficial owner of 2,557,223 shares of common stock for the discretionary account of certain clients.

(7)
Beneficial ownership consists of 400,000 shares of common stock held by The Robert O. Carr 2001 Charitable Remainder Unitrust, 201,391 shares of common stock held by The Robert O. Carr 2000 Irrevocable Trust for Emily Carr, options to purchase 116,250 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 25, 2011, and 66,250 Restricted Stock Units which will vest within 60 days of March 25, 2011.  Mr. Carr disclaims beneficial ownership of the shares held by The Robert O. Carr 2001 Charitable Remainder Unitrust, and The Robert O. Carr 2000 Irrevocable Trust for Emily Carr.

(8)
Beneficial ownership consists of 477,389 shares of common stock held directly by Mr. Baldwin, 140.97 shares of common stock held in the Heartland Payment Systems, Inc. 401(K) Plan, 91,325 shares of common stock held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004, options to purchase 359,986 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 25, 2011 and 6,500 Restricted Stock Units which will vest within 60 days of March 25, 2011.  Mr. Baldwin disclaims beneficial ownership of the shares held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004.

(9)
Beneficial ownership consists of 3,768 shares of common stock held by Mr. Kallenbach, and options issued to Mr. Kallenbach to purchase 70,000 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 25, 2011 and 3,750 Restricted Stock Units which will vest within 60 days of March 25, 2011.

(10)
Beneficial ownership consists of 2,327 shares of common stock held by Mr. Lane and options issued to Mr. Lane to purchase 23,750 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 25, 2011 and 3,750 Restricted Stock Units which will vest within 60 days of March 25, 2011.

(11)	Beneficial ownership consists of options issued to Mr. Elefant to purchase 28,750 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 25, 2011.

(12)
Beneficial ownership consists of 55,596 shares of common stock held by Mr. Hollin, and options to purchase 25,416 shares of common stock under our  Equity Incentive Plans which are exercisable within 60 days of March 25, 2011.

(13)
Beneficial ownership consists of 224,215 shares of common stock held by Mr. Niehaus; 8,385 shares held by The Niehaus Family Limited Trust; 4,024 shares held by The Robert and Kate Niehaus Foundation; 3,000 shares held by The John Robert Niehaus 1994 Trust; 3,000 shares held by The Peter Southworth Niehaus 1994 Trust; 3,000 shares held by The Ann Southworth Niehaus 1994 Trust; and options to purchase 25,416 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 25, 2011.

(14)
Beneficial ownership consists of 15,000 shares of common stock held by Dr. Ostro and options to purchase 45,416 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 25, 2011.

(15)
Beneficial ownership consists of 39,321 shares of common stock held by Mr. Palmer, and options to purchase 25,416 shares of common stock under our Equity Incentive Plans, which are exercisable within 60 days of March 25, 2011.

(16)
Beneficial ownership consists of 6,000 shares of common stock held by Mr. Raymond, and options to purchase 25,416 shares of common stock under our  Equity Incentive Plans which are exercisable within 60 days of March 25, 2011.

(17)	Beneficial ownership consists of options held by Mr. Vague to purchase 25,416 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 25, 2011.

(18)
Includes options to purchase an aggregate of 771,232 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 25, 2011 and 80,250 Restricted Stock Units which will vest within 60 days of March 25, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, there has not been, nor is there currently planned, any related party transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest.  The term “related party transaction” shall refer to transactions required to be disclosed by us pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Jeffrey T. Nichols, Robert O. Carr’s son-in-law, is the Executive Director of Heartland’s Service Center Operations and was paid a salary of $159,795.50 in the year ended December 31, 2010.

We have granted options under our stock option plans to some of our executive officers.  We have also entered into indemnification agreements with each of our executive officers and Directors. See sections entitled, “Potential Payments Upon Termination or Change in Control” and “Indemnification Arrangements,” above.

All future related party transactions, including sales of stock, options or warrants, loans of any kind, or similar transactions, if any, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.  Our policies on these types of related party transactions are contained in our Corporate Governance Guidelines and can be accessed at www.heartlandpaymentsystems.com.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the years ending December 31, 2010 and 2009.

Audit Fees

The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $1,043,392 for 2010 and $1,227,279 for 2009.

Audit-Related Fees

No fees were billed by Deloitte for professional services under this category for 2010 or 2009.

Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice, and tax planning were $69,260 for 2010 and $91,367 for 2009. The fees primarily related to services provided in connection with our tax return preparation and compliance and sales tax return preparation and compliance.

All Other Fees

No other fees were billed by Deloitte in 2010 or 2009.

Audit Committee Pre-Approval Policies

Our Audit Committee pre-approves any audit and audit-related services and any permissible non-audit services provided by Deloitte prior to the commencement of the services.  In determining whether to pre-approve a non-audit service, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence.  To minimize potential impairments to the objectivity of the independent auditor, it has been the Audit Committee’s practice to limit the non-audit services that may be provided by our independent registered accounting firm to tax return, compliance and planning services.

All of the services described under the captions Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were approved by the Audit Committee in accordance with the foregoing policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2010 included Messrs. Hollin, Niehaus and Palmer.  None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or the Compensation Committee. No member of our Compensation Committee has ever been an officer or employee of ours.  There are no family relationships among any of our Directors or executive officers.

CODE OF ETHICS

We have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer (i.e., principal executive officer), Chief Financial Officer (i.e., principal financial officer), principal accounting officer, controller and any other person performing similar functions.  We believe our Code of Ethics complies with the requirements of Item 406 of Regulation S-K and a copy of our Code of Ethics is available on the Corporate Governance page of our website at www.heartlandpaymentsystems.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of copies of these reports and representations of such reporting persons, we believe that during the year ended December 31, 2010, such SEC filing requirements were satisfied, except for (i) a late filing made by Robert H.B. Baldwin, Jr. who inadvertently filed a late Form 4 on February 17, 2010 reporting an option exercise that occurred on February 12, 2010 and (ii) late filings made by Robert O. Carr, Robert H.B. Baldwin, Jr. and Sanford C. Brown who each inadvertently filed a late Form 4 on July 30, 2010 reporting a stock option grant received on July 22, 2010.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

All stockholder proposals intended to be presented at our 2012 annual meeting and included in next year’s Proxy Statement must be submitted in writing to: Nominating/Corporate Governance Committee, c/o Charles Kallenbach, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.  In accordance with the Rule 14a-8 under the Exchange Act, to be considered timely, these stockholder proposals must be received by us no later than December 27, 2011, and must comply in all other respects with the Company’s Bylaws and applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Under the Company’s Bylaws, any such proposal submitted with respect to our 2012 annual meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if we do not receive written notice of that proposal at least one hundred twenty (120) days prior to the date of the 2012 annual meeting.

In addition, if the Company is not notified by January 24, 2012 of a proposal to be brought before the 2012 annual meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the Proxy Statement for such meeting.

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.  This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs.  However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report may request a copy by contacting the bank, broker or other holder of record, or Charles Kallenbach at the Company by telephone at: (609) 683-3831, extension 2224.  The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

Important Notice Regarding The Availability of Proxy Materials for the Stockholder Meeting To Be Held On May 13, 2011.

The Proxy Statement is available under the “Proxy Materials” link on our investor relations website at www.heartlandpaymentsystems.com/investor.aspx.

The Annual Meeting will be held at the Princeton Library, 65 Witherspoon Street, Princeton, New Jersey 08542, on Friday, May 13, 2011 at 10:00 a.m. (local time), for the following purposes:

1.
To elect seven (7) Directors, nominated by the Board of Directors, to the Company’s Board of Directors for terms expiring at the 2012 Annual Meeting and until their successors are duly elected and qualified as provided in the Company’s Bylaws;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To approve, by a non-binding advisory vote, our executive compensation;

4.	To recommend, by a non-binding advisory vote, the frequency of advisory votes on our executive compensation; and

5.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The proxy is being solicited on behalf of the Board of Directors and the Board of Directors recommends that our stockholders vote for the approval of all matters.  The materials available at our website will include a copy of this Proxy Statement, the Proxy Card and our 2010 Annual Report.

OTHER MATTERS

Discretionary Authority

The Annual Meeting is called for the specific purposes set forth in the Notice of Meeting and discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting.  At the date of this Proxy Statement, we do not expect that any other matters will be submitted for consideration at the Annual Meeting other than those specifically referred to above.  If any other matters properly come before the Annual Meeting, the proxy holders will be entitled to exercise discretionary authority to the extent permitted by applicable law.

By Order of the Board of Directors,
/s/ Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Corporate Secretary
Date: April 22, 2011

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY HEARTLAND PAYMENT SYSTEMS, INC.
		For	With- hold	For All Except
The undersigned holder of Common Stock of Heartland Payment Systems, Inc. (the “Company”) hereby constitutes and appoints Robert O. Carr and Robert H.B. Baldwin, Jr. and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned to vote the shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Princeton Library, 65 Witherspoon Street, Princeton, New Jersey 08542, on Friday, May 13, 2011 at 10:00 a.m., local time, or at any and all adjournments thereof, on all matters as may properly come before the meeting.  The undersigned hereby revokes any and all proxies heretofore given with respect to such meetings.

1.
Election of the following seven (7) nominees to serve as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

Nominees:
Robert O. Carr            Marc J. Ostro, Ph.D.      George F. Raymond
Mitchell L. Hollin       Jonathan J. Palmer         Richard W. Vague
Robert H. Niehaus
		☐	☐	☐
Each of such attorneys and proxies present at the meeting shall and may exercise the powers granted hereunder.

Said attorneys and proxies are hereby instructed to vote as specified below. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1-5 BELOW.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
		For	Against	Abstain
2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
		For	Against	Abstain
3.	To approve, by a non-binding advisory vote, our executive compensation.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 1 YEAR ON THE FOLLOWING PROPOSAL:
	1 Year	2 Years	3 Years	Abstain
4.	To recommend, by a non-binding advisory vote, the frequency of advisory votes on our executive compensation. ☐	☐	☐	☐

5.	In their discretion, to vote upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please sign your name as it appears hereon.  In the case of joint owners or tenants in common, each should sign.  If signing as a trustee, guardian or in any other representative capacity or on behalf of a corporation or partnership, please indicate your title.

Please be sure to date and sign this proxy card in the box below	Date
Sign above Co-holder (if any) sign above

Ã Detach above card, sign, date and mail in postage paid envelope provided. Ã

HEARTLAND PAYMENT SYSTEMS, INC.

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.